12 ReTech Corporation

"Our technology helps retailers compete with Walmart and Amazon.

Safe Harbor: Our projections are based on; current projected operations plus two of the five more likely announced or unannounced acquisition targets (which may or may not be acquired) and their anticipated results. This document contains forward-looking statements within the meaning of the amended Sections 27A and Section 21E of the Securities Acts of 1933 and 1934 respectively. Investors are cautioned to carefully assess these forward looking statements and all of the Company's regulatory filings & consult with their own financial experts before making any determination about investing.

Retail in Turmoil Creates Opportunity for 12 ReTech

Prominent retailer bankruptcies in headlines
Slowing sales comps means store traffic is MIA

Where are the shoppers?

"They're shopping on Amazon, in Walmart. Everywhere but my shop. "

12 ReTech helps retailers compete against Amazon and Walmart. We provide solutions.

"We are the retail whisperer."

12 ReTech Opportunity Defined

- Retailers need help
  - Acquiring more shoppers
  - Closing the sale more often
  - Becoming operationally profitable

- Consumer brands sold by retailers need help
  - Selling effectively through multiple channels
  - Increasing brand awareness
  - Building customer loyalty

Our Value Proposition For Retailers

Delivering experiential shopping solutions entices shoppers back into the store.

Collecting data on shoppers allows merchants to retarget delivering more than one chance to close a sale.

Lowering store operating costs by reducing the need for sales associate training.

12 Technology Suite

12 ReTech Corporation Video featuring 12 Technology Suite

Consumer Brands Rollup Strategy

With retail in turmoil there is an opportunity to acquire microbrands and create value.

Buying them at an attractive price and improving their operations with management expertise, resources and technology.

Management has closed 4 acquisitions over the last year and has 3 additional targets in the queue.

In addition management has operated retail successfully for decades.

Rollup In Action

12 ReTech acquires microbrands that have revenue, are profitable, but are undervalued and need help to get to the next level.

Our targets need help in brand expansion OR ecommerce execution OR operational growth OR …

We provide expertise and/or capital to increase the value of our acquisitions.

The arbitrage in valuations between public companies and private companies increases our value as a result.

To Build $60M in Annualized Revenue Through Acquisitions and Organic Growth, Management Experience is Essential

Richard J. Berman: Advisory Board, Future Director
35 years of Venture Capital M&A and Senior Management. Currently serves on 3 NASDAQ Boards, advised on $4B M&A transactions and over 300 deals.

Angelo Ponzetta: Founder, Chief Executive Officer, and Chairman
Nearly 30 years of experience from technology and retail. Began development of the **12 Technology Suite** in 2010 and went public in June of 2017.

Daniele Monteverde: Chief Financial Officer, and Director
40 years of experience in Engineering, Technology and Business Administration. PhD's Engineering, Business Administration.

Dan Wong: 12 Hong Kong Chief Technology Officer
International Executive skilled at building new business. Built Nokia's NSeries business in China from scratch to $1.9B USD annual run-rate. Harvard MBA with over 20 years of experience.

Management Experience is Essential Continued…

Stefan Guggisberg: Chief Executive Officer, 12 Europe A.G.
Stefan brings over 19 years of experience in the European markets and the Information Technology Industries.

Kirk Kimerer: Chief Marketing Officer
25 years building digital media operations for Gannett, BELO, Scripps Networks, LIN Media, Las Vegas Review Journal and Apollo Media Network.

Hubert Blanchette: Chief Executive Officer, E-Motion Apparel, Inc. Founder of the brands Emotion Apparel, Lexi-Luu Designs, Punkz Gear and Skipjack Dive and Dance Wear.

Acquired microbrand management teams will be retained.

Where to Find Us

- Itoya, Flagship store, Tokyo Japan currently deployed.
- Other Itoya branded locations coming soon.
- Manor AG, Switzerland deploying 12 Technology Suite coming soon.
- Hudson Group, deploying 12 Technology Suite in USA airports coming soon.
- 12 Sconti App deployed in Europe coming soon.

Investment Thesis

- Proven proprietary technology helps retailers compete with Walmart and Amazon.

- 12 ReTech acquires undervalued brands…
  - Applies technology…
  - Applies management expertise…
  - Puts capital to use…

  ...all to enhance value.

- Consumer products rollup plus retail whisperer technology should become a market winner!

12 ReTech Corporation

"Our technology helps retailers compete with Walmart and Amazon.

VISIT US AT WWW.12RETECH.COM or at the Exhibit Hall

Safe Harbor: Our projections are based on; current projected operations plus two of the five more likely announced or unannounced acquisition targets (which may or may not be acquired) and their anticipated results. This document contains forward-looking statements within the meaning of the amended Sections 27A and Section 21E of the Securities Acts of 1933 and 1934 respectively. Investors are cautioned to carefully assess these forward looking statements and all of the Company's regulatory filings & consult with their own financial experts before making any determination about investing.